Exhibit 99.1

CHARTER OF THE AUDIT COMMITTEE

COMPREHENSIVE CARE CORPORATION

AUTHORITY AND PURPOSE

The Audit Committee of Comprehensive Care Corporation (the “Corporation”) is appointed by the Corporation’s Board of Directors (the “Board”) to oversee the accounting and financial reporting processes of the Corporation and audits of the financial statements of the Corporation. The Audit Committee (the “Committee”) shall undertake those specific duties and responsibilities listed below and such other duties as the Board shall from time to time prescribe. All powers of the Committee are subject to the restrictions designated in the Corporation’s Bylaws and applicable law.

The Corporation’s management is responsible for preparing the Corporation’s financial statements. The independent auditors are responsible for auditing those financial statements. Management, including the internal audit function, if any, and the independent auditors, have more time, knowledge, and detailed information about the Corporation than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Corporation’s financial statements, or any professional certification as to the independent auditors’ work, including with respect to auditor independence. Each member of the Committee is entitled to rely on the integrity of people and organizations from whom the Committee receives information and the accuracy of such information, including representations by management and the independent auditors regarding non-audit services provided by the independent auditors.

STATEMENT OF POLICY

The Committee shall oversee the accounting and financial reporting processes of the Corporation and audits of the financial statements of the Corporation. In so doing, the Committee shall endeavor to maintain free and open means of communication between the directors, the independent auditors and the financial management of the Corporation. In addition, the Committee shall review the policies and procedures adopted by the Corporation to fulfill its responsibilities regarding the fair and accurate presentation of financial statements in accordance with generally accepted accounting principles and applicable rules and regulations of the Securities and Exchange Commission and the Over-The-Counter Bulletin Board (“OTCBB”) applicable to OTCBB listed issuers. The Committee shall have all authority necessary or desirable for it to comply with the Sarbanes-Oxley Act of 2002 and all applicable Securities and Exchange Commission rules and regulations.

COMMITTEE STRUCTURE AND MEMBERSHIP

The Committee shall be comprised of two or more directors, as determined by the Board. Two members of the Committee will constitute a quorum.

The Board will designate the Chair of the Committee. The Committee will fix its own rules of procedure and will meet where and as provided by such rules or by resolution of the Committee. In addition to the regular meeting schedule established by the Committee, the Chair of the Committee may call a special meeting at any time.

The Secretary of the Corporation will be the Secretary of the Audit Committee, unless the Committee designates otherwise.

In the absence of the Chair during any Committee meeting, the Committee may designate a Chair pro tempore.

The Committee will act only on the affirmative vote of a majority of the members at a meeting or by unanimous written consent.

The Committee may establish sub-committees to carry out such duties as the Committee may assign.

The Committee members shall be designated by the Board and shall serve at the discretion of the Board. The Committee shall meet at least four times each fiscal year. The Committee shall meet in separate executive sessions with the Corporation’s Chief Executive Officer and Chief Financial Officer and the Corporation’s independent auditors.

Each member of the Committee shall be an independent director. For purposes hereof, in order to be an “independent director,” a Committee Member shall not:

1.	accept, directly or indirectly, any consulting, advisory or other compensatory fee from the Corporation other than in his or her capacity as a member of the Committee, the Board or any other committee of the Board, or otherwise be an affiliated person of the Corporation or any subsidiary of the Corporation, and

2.	have any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director.

Each member of the Committee shall be able to read and understand fundamental financial statements in accordance with the rules of the SEC and OTCBB. In addition, at least one member of the Committee shall be an audit committee financial expert, as defined by Section 407 of the Sarbanes-Oxley Act of 2002 and Item 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission; provided, however, the requirement of the Committee of having a financial expert may be waived or suspended by the Board.

The Committee shall take all reasonable steps necessary to ensure compliance with existing SEC and OTCBB rules and, as new rules are adopted, the Committee will ensure compliance when they are adopted.

POWERS

The Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. In discharging its oversight role, the Committee is empowered to investigate any matters within the Committee’s scope of responsibilities with full access to all books, records, facilities, and personnel of the Corporation. The Committee shall be empowered to engage independent counsel and other advisers, as it determines necessary to carry out its duties. The fees and expenses of such independent counsel and other advisers engaged by the Committee shall be paid promptly by the Corporation after such fees have been approved by the Committee. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to ensure that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Those tasks are the responsibility of management and the independent auditors. The Board and the Committee are in place to represent the Corporation’s stockholders. Accordingly, the independent auditors are ultimately accountable to the Board and the Committee.

RESPONSIBILITIES

The Committee’s policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the Board and the Corporation’s stockholders that the corporate accounting and reporting practices of the Corporation are in accordance with all requirements and are of the highest quality.

The following will be the common recurring activities of the Committee in carrying out its purposes. These activities are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

1.	Annually review and reassess the adequacy of this Charter and its compliance with the Audit Committee requirements established by the Securities and Exchange Commission and OTCBB listed issuers.

2.	With respect to the Corporation’s independent auditors:

a.

The Committee has the ultimate authority and is directly responsible for the appointment, retention, compensation and oversight of the work of the Corporation’s independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting). Further, the Committee has the ultimate authority and responsibility, where appropriate, to replace the independent auditors. The independent auditors shall report directly to the Committee. The Committee shall pre-approve all auditing services (including the provision of comfort letters) and non-audit services provided by the independent auditors to the Corporation and the fees relating to the provision of all such services, other than as may be allowed by applicable law. The Committee may delegate to one or more designated Committee members the authority to grant pre-approvals required by the foregoing sentence. The decisions of any Committee member to whom authority is delegated hereunder shall be presented to the Committee at each of its scheduled meetings. The independent auditors are ultimately accountable to the Board and to the Committee as representatives of the Corporation’s stockholders.

b.	Review the independence of the independent auditors so that such independence is in compliance with all applicable law and rules of the SEC and OTCBB. The Committee shall require the independent auditors at least annually to provide a formal written statement delineating all relationships between the independent auditors and the Corporation consistent with all applicable rules and request information from the independent auditors and management to determine the presence or absence of a conflict of interest. The Committee shall actively engage the independent auditors in a dialogue with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors. The Committee shall take, or recommend that the full Board take, appropriate action to oversee the independence of the auditors.

3.	Periodically review with management the possible need for an internal audit department and if it is determined that such a department is needed, review and concur with management on the scope and responsibilities of an internal audit department and on the appointment, replacement, reassignment or dismissal of an internal audit department manager or director.

4.	Review and discuss with management and the independent auditors, before release, the audited financial statements and the Management’s Discussion and Analysis proposed to be included in the Corporation’s Annual Report in Form 10-K. Make a recommendation to the Board whether or not the audited financial statements should be included in the Corporation’s Annual Report on Form 10-K.

5.	Review and discuss with management and the independent auditors, before release, the unaudited financial statements and the Management’s Discussion and Analysis proposed to be included in each Form 10-Q to be filed by the Corporation with the Securities and Exchange Commission.

6.	In consultation with the independent auditors, the internal audit department, if any, and management, consider and review at the completion of the annual audit and such other times as the Committee may deem appropriate:

a.	The Corporation’s annual financial statements and related notes.

b.	The independent auditors’ audit of the financial statements and their report thereon.

c.	The independent auditors’ reports regarding critical accounting policies, alternative treatments of financial information and other material written communications between the independent auditors and management.

d.	Any deficiency in, or suggested improvement to, the procedures or practices employed by the Corporation as reported by the independent auditors in their annual management letter.

e.	The adequacy and effectiveness of the Corporation’s accounting and internal accounting controls.

7.	Periodically and to the extent appropriate under the circumstances, it may be advisable for the Committee, with the assistance of the independent auditors, the internal audit department, if any, and/or management, to consider and review the following:

a.	Any significant changes required in the independent auditors’ audit plan.

b.	Any difficulties or disputes with management encountered during the course of the audit.

c.	The effect or potential effect of any regulatory regime, accounting initiatives or off-balance sheet structures on the Corporation’s financial statements.

d.	Any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Corporation’s financial statements or accounting policies.

e.	Other matters related to the conduct of the audit, which are to be communicated to the Committee under generally accepted auditing standards.

8.	Establish procedures for (a) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by the Corporation’s employees of concerns regarding questionable accounting or auditing matters.

9.	Review and approve or disapprove any transaction or arrangement that may present a material conflict of interest between a member of management or the Board and the Corporation.

10.	Prepare a report in the Corporation’s proxy statement in accordance with SEC requirements.

11.	Take other such actions and do other such things as may be referred to it from time to time by the Board.

COMMITTEE REPORTS

The Chair of the Committee will report to the full Board on the Committee’s activities.

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